EXHIBIT 23.4

CONSENT OF EPSTEIN, WEBER & CONOVER, PLC,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, (File No. 333-xxxxx), including the Prospectus, which is part of this Registration Statement, of our report dated March 3, 2006, relating to the consolidated balance sheet of Crested Corp. and subsidiaries at December 31, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, included in its Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Scottsdale, Arizona
September 13, 2007